Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-213923 on Form S-4 of Magellan Petroleum Corporation of our report dated September 30, 2016 relating to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Houston, Texas

January 10, 2017